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                                                                  EXHIBIT 10.21


[I-CUBE LETTERHEAD]


December 19, 1997


Karl-Heinz Dette
Helfrichsgaerten 3
D-69l68 Wiesloch
Germany

Dear Karl-Heinz:

I am excited to extend the following offer to you for employment at i-Cube. As Vice President (General Manager) for i-Cube European Operations, you will be a key player in creating success at i-Cube.

Your compensation arrangement will be as follows (I have stated all of these amounts in U.S. dollars as we are in the process of setting up our German-based payroll and benefits program. Once completed, we will set you up to be paid in
DMs):

BASE SALARY - US$175,000 per annum

SIGN-ON BONUS - Upon acceptance of this offer, we will pay you a sign-on bonus of US$100,000.

EXECUTIVE BONUS - Our executive bonus plan provides for a performance-based bonus (based both on company performance as well as individual performance) that is managed by individual goals and objectives. Your bonus potential will be 20% of your base salary. It is important to note that this bonus is directly tied to company objectives - if we don't meet our objectives as a company, no bonus pool will be available.

PERFORMANCE BONUS - Based on mutually agreed upon goals, a performance-based bonus up to $100,000 on an annualized basis will be paid; this bonus will be tied to individual region objectives such as revenue, profitability, client satisfaction, etc. We will discuss and finalize these mutually agreed upon objectives within 2 months of your employment. For the first 12 month period of your employment, we will guarantee a minimum performance bonus of $50,000.

STOCK OPTIONS - To recognize that you will have the opportunity to participate in the Company's success, we will offer you an option to purchase 100,000 shares of i-Cube stock. These stock options are subject to the approval of our Board of Directors. We have a four (4) year vesting schedule where 25% of these shares vest at the end of your first year of employment and then 12.5% vest at the end of the each six month period thereafter. The exercise price will be fair market value on the date of the grant.

COMPANY CAR - We will lease you a company car and pay related operating expenses.

SEVERANCE PROVISION - In the event that i-Cube ceases to perform computer and consulting services and you elect to terminate your employment with the company, we will pay you, in

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     INTERNATIONAL INTEGRATION INC.
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     101 Main Street o Cambridge, MA 02142 o TEL: 617-374-5900 o FAX: 617-
     374-5901 o http://www.i-cube.com


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satisfaction of all obligations and liabilities whatsoever, a lump sum payment equal to twice your then annual base salary.

Enclosed is a benefits summary for our U.S.-based staff. We are in the process of constructing a comparable package for our GmbH employees and you will receive essentially the same benefit package, customized for Germany.

Now for the formalities. Attached is i-Cube's Nondisclosure, Noncompetition and Developments Agreement. Please be aware, this offer is contingent upon your signing the enclosed agreement.

As a team at i-Cube, our vision is to consistently deploy brilliant technology, thrill our clients, and do the right things right! We are passionate people having fun and we're thrilled to have you as a part of the team. Come join the journey. We're going to have a great time!

Sincerely,


/s/ Michael Pehl

Michael Pehl
Chairman & CEO